FOR IMMEDIATE RELEASE

March 3, 2009

Contact:

Susan Jordan

(732) 577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

ANNOUNCES SHARE REPURCHASE PROGRAM

Freehold, NJ, March 3, 2009…….The Board of Directors of Monmouth Real Estate Investment Corporation (NASDAQ/MNRTA) approved a share repurchase program that authorizes the Company to purchase up to $10 million in the aggregate of the Company’s common stock.

The share repurchase program is intended to be implemented through purchases made from time to time using a variety of methods, which may include open market purchases, privately negotiated transactions or block trades, or by any combination of such methods, in accordance with applicable insider trading and other securities laws and regulations.

The size, scope and timing of any purchases will be based on business, market and other conditions and factors, including price, regulatory and contractual requirements or consents, and capital availability.

The repurchase program does not require the Company to acquire any particular amount of common stock, and the program may be suspended, modified or discontinued at any time at the Company’s discretion without prior notice.  Shares of stock repurchased under the program will be held as treasury shares.

Monmouth Real Estate Investment Corporation, which was organized in 1968, is a publicly-owned real estate investment trust specializing in net-leased industrial properties.  The Company’s equity portfolio consists of fifty-seven industrial properties and one shopping center located in twenty-five states.  In addition, the Company owns a portfolio of REIT securities.

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